Builders FirstSource Announces
Full Exercise of Underwriters’ Over-Allotment Option

July 25, 2005 (Dallas, TX) — Builders FirstSource, Inc. (Nasdaq: BLDR) announced that the underwriters of its previously completed initial public offering of 12,250,000 shares of its common stock have fully exercised their over-allotment option to purchase an additional 1,837,500 shares of the company’s common stock from the selling stockholders. Builders FirstSource did not receive any proceeds from shares sold by the selling stockholders.

With the full exercise of the over-allotment option, JLL Building Products, LLC now holds approximately 53.0 percent of the company’s common stock.

UBS Securities LLC and Deutsche Bank Securities Inc. were the joint book-running managers of this offering. J.P. Morgan Securities Inc., Robert W. Baird & Co. Incorporated and BB&T Capital Markets (a division of Scott & Stringfellow, Inc.) acted as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from the prospectus department of UBS Securities LLC by mail at 299 Park Avenue, New York, NY 10171 or by telephone at
(212) 821-3000.

About Builders FirstSource, Inc.
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states principally in the southern and eastern United States and has 62 distribution centers and 50 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.

Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500